Exhibit 10.11
Nortek, Inc. 2009
OMNIBUS INCENTIVE PLAN
Restricted Stock Agreement
     This Agreement is by and between Nortek, Inc. (the “Company”) and                      (the “Grantee”).
WITNESSETH:
     1. Grant of Restricted Stock. Pursuant to the provisions of the Nortek, Inc. 2009 Omnibus Incentive Plan (the “Plan”), which is incorporated herein by reference, the Company hereby grants to the Grantee, subject to the terms and conditions of the Plan and of this Restricted Stock Agreement (this “Agreement”), an Award of                      Shares of Restricted Stock. The term “Restricted Stock” is used herein to refer to the Shares subject to this Agreement for so long as such Shares are subject to the forfeiture and nontransferability restrictions set forth in Section 2 of this Agreement (collectively, the “Forfeiture Restrictions”). At such time as the Forfeiture Restrictions lapse with respect to any Shares of Restricted Stock and such shares become “Vested” as provided for in Section 2(b) below, such Shares shall no longer be “Restricted Stock” for purposes of this Agreement or the Plan. The term “Restriction Period” is used herein to refer to the period during which Restricted Stock is subject to the Forfeiture Restrictions and is not Vested hereunder. All initially capitalized terms used in this Agreement, except as otherwise defined in this Agreement, shall have the meaning ascribed to those terms in the Plan. In the event of a conflict between the terms of the Agreement and the terms of the Plan, the terms of the Plan shall control; provided, that with respect to Sections 2, 4 and 7 and Exhibit A, this Agreement shall prevail.
     2. Terms and Conditions. In addition to the terms and conditions contained in the Plan, it is understood and agreed that the grant of Restricted Stock evidenced hereby is subject to the following additional terms and conditions:
          (a) Grant Date. The Company hereby grants the Restricted Stock pursuant to the Award evidenced by this Agreement on December 17, 2009 (the “Grant Date”).
          (b) Annual Performance Targets. From and after the lapse of the Forfeiture Restrictions with respect to any Share of Restricted Stock, such Share shall be “Vested”. Subject to Sections 2(c), (d) and (e) of this Agreement, the Shares of Restricted Stock shall be eligible to become Vested in annual installments of 25% each (with respect to each fiscal year, an “Installment”) based on Adjusted EBITDA for each of the Company’s 2010, 2011, 2012 and 2013 fiscal years as follows:
               (i) Adjusted EBITDA Less than Level I Target. If Adjusted EBITDA for the applicable fiscal year is less than the Level I Target for such year (as set forth on Exhibit A hereto), no portion of the Installment for such fiscal year shall become Vested under this Section 2(b).
               (ii) Adjusted EBITDA At Least Equal to Level III Target. If Adjusted EBITDA for the applicable fiscal year is equal to or greater than the Level III Target for such year (as set forth on Exhibit A hereto), 100% of the Installment for such year shall become

Vested as of the Measurement Date (as defined below) for such fiscal year; provided the Grantee remains in continuous employment with the Company through the last day of the applicable fiscal year.
               (iii) Adjusted EBITDA At Least Equal to Level I Target but less than Level III Target. (A) if Adjusted EBITDA is at least equal to the Level I Target but is less than the Level II Target with respect to the relevant fiscal year, one-third of the Installment for such year shall become Vested as of the applicable Measurement Date, and (B) if Adjusted EBITDA is at least equal to the Level II Target but is less than the Level III Target with respect to the relevant fiscal year, two-thirds of the Installment for such year shall become Vested as of the applicable Measurement Date, in each case provided the Grantee remains continuously employed with the Company through the last day of the applicable fiscal year. The Level I, Level II and Level III Targets for Adjusted EBITDA for each of the Company’s 2010, 2011 and 2012 fiscal years (each, a “Target”) and the Cumulative Level II Targets for each of the Company’s 2011 and 2012 fiscal years are set forth on Exhibit A attached hereto. The Level I, Level II and Level III Targets for Adjusted EBITDA and the Cumulative Level II Target for the Company’s 2013 fiscal year will be determined by the Board in good faith based on the Company’s business plan for fiscal year 2013 and will be communicated in writing to the Grantee no later than the commencement of the 2013 fiscal year.
               (iv) The Company shall determine whether any Target with respect to a fiscal year has been satisfied based on the Company’s audited financial statements for such fiscal year (with respect to each fiscal year, the date of such determination, the “Measurement Date”). For the avoidance of doubt, so long as the Grantee remains in continuous employment with the Company on the last day of the applicable fiscal year, the Grantee shall not forfeit any Shares of Restricted Stock that would otherwise Vest under the terms of this Agreement with respect to such fiscal year or the immediately prior fiscal year (in the case of subsection (c) below) if the Grantee’s employment is terminated prior to the Measurement Date for any reason other than Cause (as such term is defined in the Grantee’s Employment Agreement with the Company dated [   ], as such Employment Agreement may be amended from time to time)1.
          (c) Catch-Up Vesting. If, in respect of any fiscal year 2011-2013, Adjusted EBITDA is at least equal to the Level II Target for such year and the Cumulative Adjusted EBITDA for such fiscal year is at least equal to the Cumulative Level II Target for such year (each such fiscal year, a “Catch-Up Year”), then the portion, if any, of the Installment for the immediately preceding fiscal year that did not become Vested pursuant to Section 2(b) (such portion, the “Missed Portion”), shall be eligible to become Vested in accordance with this Section 2(c). To the extent that the Level II Target for the relevant Catch-Up Year is exceeded but the Level III Target is not achieved, the amount, in dollars, by which Adjusted EBITDA for such fiscal year exceeds the Level II Target for that fiscal year shall be added to the Adjusted EBITDA for the immediately preceding fiscal year for purposes of determining the portion of the Missed Portion (if any) that shall become Vested as of the Measurement Date for the Catch-Up Year. To the extent that the Level III Target for the relevant Catch-Up Year is exceeded, the amount, in dollars, by which Adjusted EBITDA for such fiscal year exceeds the Level III Target

[1]	For employees who are not parties to employment agreements, insert “Plan”.

for that fiscal year shall be added to the Adjusted EBITDA for the immediately preceding fiscal year for purposes of determining the Missed Portion (if any) that shall become Vested as of the Measurement Date for the Catch-Up Year. To the extent the addition to Adjusted EBITDA for the immediately preceding fiscal year of any amount determined in accordance with this Section 2(c) would result in the satisfaction of one or more Targets that had not been satisfied under Section 2(b) with respect to the immediately preceding fiscal year, the Missed Portion (or portion thereof) that would have Vested if such Target(s) had been met for such fiscal year shall Vest as of the Measurement Date for the Catch-Up Year.
          “Adjusted EBITDA” shall mean “Consolidated Cash Flow” as defined in the 11% Senior Secured Notes 2013 Indenture Agreement.
          “Cumulative Adjusted EBITDA” shall mean, as of the last day of each fiscal year 2011-2013, the sum of Adjusted EBITDA for such fiscal year and Adjusted EBITDA for the immediately prior fiscal year. For clarity, no fiscal year before the 2010 fiscal year shall be deemed a “prior fiscal year” for purposes of determining Cumulative Adjusted EBITDA.
          (d) Forfeiture.
               (i) Except as provided in Section 2(b) above, all Shares of Restricted Stock shall be forfeited and all rights of the Grantee (or of any other person claiming under or through the Grantee) to the Restricted Stock shall terminate, without further obligation on the part of the Company, immediately upon the cessation of the Grantee’s employment by the Company or its Affiliates.
               (ii) That portion, if any, of any Installment in respect of fiscal years 2010-2012 that does not become Vested pursuant to Section 2(b) as of the applicable Measurement Date for a fiscal year and that does not thereafter become Vested as of the next succeeding Measurement Date pursuant to Section 2(c) shall be forfeited and all rights of the Grantee (or of any other person claiming under or through the Grantee) to such Shares of Restricted Stock shall terminate, without further obligation on the part of the Company, on such next succeeding Measurement Date; and the portion of the 2013 Installment that does not become Vested pursuant to Section 2(b) as of the applicable Measurement Date for the 2013 fiscal year shall be forfeited and all rights of the Grantee (or of any other person claiming under or through the Grantee) to such Shares of Restricted Stock shall terminate, without further obligation on the part of the Company, on such Measurement Date for the 2013 fiscal year.
          (e) Change of Control. The Forfeiture Restrictions shall lapse, and the Restricted Stock shall Vest, in full immediately prior to a Change of Control on or prior to the Measurement Date for the Company’s 2013 fiscal year. For the avoidance of doubt, this Section 2(e) shall not apply to any Shares of Restricted Stock that have been forfeited pursuant to Section 2(d) prior to a Change of Control.
          (f) Adjustments to EBITDA Targets. In the event the Company acquires a business, disposes of a business or otherwise engages in a merger or other extraordinary transaction that affects the Targets set forth herein or the ability of the Company to achieve them, the Committee shall make such adjustments to the Targets as it deems appropriate in its discretion to preserve the benefits hereunder; it being understood that any such adjustments shall be consistent with the calculation of the Targets set forth herein and shall be implemented in a manner that neither makes it more difficult or less difficult to achieve such targets.
          (g) Nontransferability. None of the Restricted Stock may be sold, transferred or assigned, pledged or otherwise encumbered or disposed of during the Restriction Period.
          (h) Rights As a Stockholder. The Grantee shall have all rights and privileges of a stockholder with respect to the Shares of Restricted Stock (including the right to vote such Restricted Stock); provided that (x) any regular cash dividends paid with respect to a Share of Restricted Stock during the Restricted Period shall be withheld by the Company and shall be paid to the Grantee, without interest, only when, and if, such Share of Restricted Stock becomes Vested hereunder and (y) any property (other than cash) distributed with respect to a Share of Restricted Stock (the “associated share”), including without limitation a distribution of Shares by reason of a stock dividend, stock split or otherwise, or a distribution of other securities with respect to an associated share, shall be subject to the restrictions of this Agreement in the same manner and for so long as the associated share remains subject to such restrictions, and shall be forfeited if and when the associated share is so forfeited or shall Vest if and when the associated share Vests. References in this Agreement to Shares of Restricted Stock shall refer, mutatis mutandis, to any such restricted amounts.
     3. Tax Election. The Grantee acknowledges having been informed by the Company that under applicable federal income tax rules the Grantee may elect under Section 83(b) of the Code (a “Tax Election”), not later than thirty (30) days from the Grant Date, to include in income the fair market value (determined without regard to any restrictions other than non-lapse restrictions) of the Restricted Stock. The Grantee further acknowledges that: (i) the Grantee has had an opportunity to consult with a personal tax advisor as to the advisability of making or not making the Tax Election and as to the risks and rules associated therewith; (ii) the Company has made no recommendations or representations concerning the advantages or disadvantages of making or not making the Tax Election; and (iii) if the Grantee decides to make the Tax Election, the Grantee shall promptly deliver a copy thereof to the Company and will be solely responsible for complying with all other applicable election requirements and related tax obligations.
     4. Registration of Shares; Tax Withholding. Unless the Committee determines that the Restricted Stock shall be evidenced other than by a separate share certificate or certificates (in which event the Committee may take such other steps as it deems necessary or advisable to effectuate the purposes of this Section 4, the stock certificate representing the Restricted Stock owned by the Grantee, reflecting the Grantee’s ownership but bearing such legend as the Committee may prescribe to reflect the restrictions applicable to such Shares, shall be held by the Company until the Forfeiture Restrictions lapse and the Shares become Vested, at which time the Committee shall cause a new certificate to be issued to the Grantee (or, in the event of the Grantee’s death, to the Grantee’s estate) for the number of Shares that are no longer subject to such restrictions. The

Committee shall not be required to transfer to the Grantee or to the Grantee’s estate any certificate evidencing the Grantee’s or such estate’s unrestricted ownership of any Shares, or otherwise to evidence such ownership, until and unless the Grantee or the Grantee’s estate, as the case may be, has satisfied the payment of the minimum statutory amount of federal, state and local tax required to be withheld with respect to the grant or vesting of such Shares. The Grantee, at his sole discretion, may elect to satisfy such tax obligations by having the Company withhold such number of Shares from the Shares of Restricted Stock that are so granted or that so Vest hereunder, as applicable, as would satisfy the minimum statutory amount of such obligations, or by such other method as permitted under the Plan; provided, however, that any election for Share withholding to satisfy tax obligations in connection with the making of a Tax Election shall be subject to the consent of the Committee in its sole discretion.
     5. Notices. Any notice, communication or writing directed to the Company shall be in writing and addressed to the Company at its principal office, and any notice, communication or writing directed to the Grantee shall be addressed to the Grantee’s address reflected on the records of the Company, subject to the right of either party to designate another address at any time hereafter by written notice to the other party given in accordance with this Section 5.
     6. Delaware Law to Govern. This Agreement shall be construed and administered in accordance with and governed by the laws of the State of Delaware, other than the conflicts of laws provisions thereof.
     7. Amendment. This Agreement shall not be amended unless such amendment is agreed to in writing by both the Grantee and the Company.
     8. Section 409A. The Restricted Stock granted under this Agreement is intended to be exempt from the requirements of Section 409A of the Code.

     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Grantee has executed this Agreement as of the                      day of                     ,                     .

Nortek, Inc.
By:
Name:
Title:

[Name of Grantee]

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